Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: (410) 269-2610

Stacey.Jurchison@PharmAthene.com

PHARMATHENE UPDATES STATUS OF

SPARVAX® ANTHRAX VACCINE CONTRACT

ANNAPOLIS, MD – April 7, 2014 – PharmAthene, Inc. (NYSE MKT: PIP) announced today that it has received notice from the Department of Health and Human Services (HHS), Biomedical Advanced Research and Development Authority (BARDA), advising the Company of its decision to de-scope the current SparVax® anthrax vaccine contract through a partial termination for convenience. BARDA will provide additional guidance to PharmAthene on the contractual changes, following which PharmAthene will evaluate its options with respect to its SparVax® program.

PharmAthene has been developing SparVax® to address a requirement for a modern anthrax vaccine based on state-of-the art vaccine technology. The decision follows an In Process Review (IPR) meeting where, despite the Food and Drug Administration (FDA) placing SparVax® on clinical hold, PharmAthene reported progress on the SparVax® program. Since the previous IPR meeting in 2011, PharmAthene has demonstrated the following achievements:

•	Development of a high yield GMP manufacturing process with the capability to deliver >150 million doses annually to the Strategic National Stockpile
•	Equivalent survival to BioThrax® in a New Zealand White rabbit anthrax aerosol spore challenge model
•	Minimum two year stability and potency of SparVax®
•	Development of novel analytical assays; a new immunopotency assay has been accepted by the FDA to measure anthrax vaccine stability
•	Economic advantage over the currently licensed vaccine offering potential savings of up to $750 million to taxpayers
•	Establishment of surge capacity for manufacturing

Phase 1 and Phase 2 clinical trials involving 770 healthy subjects have demonstrated that SparVax® appears to be well tolerated and capable of producing an immune response in humans.

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These studies suggest that three doses of SparVax® should be sufficient to induce protective immunity. Non-clinical animal studies of SparVax® have demonstrated the capability to protect rabbits and non-human primates against lethal anthrax aerosol spore challenge.

Eric I. Richman, President and Chief Executive Officer, stated, “We believe that SparVax® is the most advanced next generation anthrax vaccine currently in development and we intend to explore all of our options, including seeking partnering or financing opportunities to continue our development efforts. We await more information from BARDA.”

PharmAthene’s rPA anthrax vaccine program has been supported by funding from the National Institute of Allergy and Infectious Disease, National Institutes of Health, and the Biomedical Advanced Research and Development Authority.

About PharmAthene

PharmAthene is engaged in the development and commercialization of next generation medical countermeasures against biological and chemical threats. PharmAthene's current biodefense portfolio includes the following product candidates:

•	SparVax® - a next generation recombinant protective antigen (rPA) anthrax vaccine
•	rBChE bioscavenger - a medical countermeasure for nerve agent poisoning by organophosphorous compounds, including nerve gases and pesticides
•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

In May 2013, the Delaware Supreme Court issued its ruling on the appeal in our litigation with SIGA Technologies, affirming the Delaware Court of Chancery’s finding that SIGA was liable for breach of contract, reversing its finding of promissory estoppel, and remanding the case back to the Delaware Court of Chancery to reconsider the appropriate remedy and award of attorney's fees and expert witness costs in light of the Delaware Supreme Court’s opinion. For more information about PharmAthene, please visit www.PharmAthene.com.

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Forward-Looking Statement Disclaimer

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “will”; "potential"; "believe"; "anticipate"; “look forward”; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; or similar statements are forward-looking statements. Such statements include, but are not limited to those referring to the achievements and attributes of SparVax®, the outcome of the SIGA litigation and our ability to deploy our resources. PharmAthene disclaims any intent or obligation to update these forward-looking statements. Risks and uncertainties include, among others, risks associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the Company's product candidates; unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company's development programs; awards of government contracts to our competitors; unforeseen safety issues; unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products; as well as risks detailed from time to time in PharmAthene's annual reports on Form 10-K and quarterly reports on Form 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission. In particular, there is significant uncertainty regarding the level and timing of sales of Arestvyr™ and whether and when it will be approved by the U.S. FDA and corresponding health agencies around the world. PharmAthene cannot predict with certainty if or when SIGA will begin recognizing profit on the sale thereof and there can be no assurance that any profits received by SIGA will be significant. In its May 2013 decision, the Delaware Supreme Court reversed the remedy ordered by the Delaware Court of Chancery and remanded the issue of a remedy back to the trial court for reconsideration in light of the Delaware Supreme Court’s opinion. As a result, there can be no assurance that the Delaware Chancery Court will issue a remedy that provides PharmAthene with a financial interest in Arestvyr™ and related products or any remedy. In addition, significant additional research work, non-clinical animal studies, clinical trials, and manufacturing development work remains to be done with respect to PharmAthene’s product candidates. At this point, there can be no assurance that any of these product candidates will be shown to be safe and effective and approved by regulatory authorities for use in humans or that PharmAthene will have sufficient resources to develop any such products. Copies of PharmAthene's public disclosure filings are available from its investor relations department and its website under the investor relations tab at www.PharmAthene.com.

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